Artisan Partners Asset Management Inc. Reports October 2024 Assets Under Management
Milwaukee, WI - November 11, 2024 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of October 31, 2024 totaled $162.8 billion. Artisan Funds and Artisan Global Funds accounted for $78.8 billion of total firm AUM, while separate accounts and other AUM1 accounted for $84.0 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of October 31, 2024 - ($ Millions)
Growth Team
Global Opportunities	$21,144
Global Discovery	1,723
U.S. Mid-Cap Growth	12,642
U.S. Small-Cap Growth	3,089
Global Equity Team
Global Equity	349
Non-U.S. Growth	12,922
China Post-Venture	178
U.S. Value Team
Value Equity	4,922
U.S. Mid-Cap Value	2,762
Value Income	16
International Value Team
International Value	44,918
International Explorer	382
Global Value Team
Global Value	28,341
Select Equity	328
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,729
Credit Team
High Income	11,336
Credit Opportunities	264
Floating Rate	74
Developing World Team
Developing World	4,092
Antero Peak Group
Antero Peak	2,100
Antero Peak Hedge	225
International Small-Mid Team
Non-U.S. Small-Mid Growth	6,925
EMsights Capital Group
Global Unconstrained	672
Emerging Markets Debt Opportunities	1,024
Emerging Markets Local Opportunities	652

Total Firm Assets Under Management ("AUM")	$162,809
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $99.9 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.